RICHARD LEWIS COMMUNICATIONS, INC.
                       ----------------------------------
                   PUBLIC RELATIONS o ADVERTISING o MARKETING
     1211 Avenue of the Americas, 43rd Floor, New York, New York 10036-8701
        Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com
                                 www.rlcinc.com

                                                     CONTACT: George R. Trumbull
                                                                    212-551-0610


                NYMAGIC, INC. ANNOUNCES PRICING OF DEBT OFFERING

NEW YORK, New York - March 5, 2004 - NYMAGIC, INC. (NYSE: NYM) ("NYMAGIC") today announced the pricing of its offering of $100,000,000 aggregate principal amount of 6.50% Senior Notes due 2014. The aggregate principal amount of the notes offered was increased from the previously announced amount of $75,000,000. The offering will be made to certain initial purchasers pursuant to a private placement. The initial purchasers have informed NYMAGIC that they will sell or offer the notes within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act") and to persons outside the United States in compliance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The notes will not be registered under the Securities Act or applicable state securities laws, and are being offered by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in underwriting ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.


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